Exhibit 99.1

NEWS RELEASE Contact: Investors: Barry Sievert Investor Relations (214) 303-3437 Media: Marguerite Copel Corporate Communications (214) 721-1273
DEAN FOODS COMPANY REPORTS BETTER THAN
EXPECTED FIRST QUARTER RESULTS
DSD Dairy Operations Post Improvement Over Previous Quarters
Strong Sales Growth Across WhiteWave-Morningstar Helps Drive Results
Earnings of $0.21 per Share, $0.23 Adjusted Earnings per Share
Reporting Segments Realigned to Reflect Changes in the Business
     DALLAS, April 30, 2008 – Dean Foods Company (NYSE: DF) today announced that the Company earned $0.21 per diluted share from continuing operations for the quarter ended March 31, 2008, compared with $0.47 per diluted share from continuing operations in the first quarter of 2007. Net income from continuing operations for the first quarter totaled $30.8 million, compared with $63.8 million in the prior year’s first quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.23, compared to $0.50 in the prior year’s first quarter. Adjusted net income from continuing operations for the first quarter was $32.4 million, compared to adjusted net income of $67.0 million in the first quarter of 2007. The decrease in adjusted net income and earnings per share is related to the increase in interest expense as a result of the special cash dividend of $15 per share that was paid in April 2007 and lower operating results in the quarter. Interest expense in the quarter totaled $83.8 million, compared to $52.2 million in the first quarter of 2007, accounting for the majority of the year over year decline in adjusted net income.
     “On the heels of the most challenging year in our history, I am pleased with the progress we’ve made in the first quarter of this new year across our business.” commented Gregg Engles, Chairman and Chief Executive Officer. “While we expect continued challenges in the balance of 2008, we believe the difficulties of last year have strengthened our ability to navigate the continued volatility we anticipate in the commodity markets going forward.”

     In the first quarter, as reflected in this earnings release, the Company realigned its reporting segments to reflect recent changes in the business reporting relationships along business platforms. Morningstar Foods, which is primarily a private label, warehouse delivered, extended shelf life and cultured dairy products business, has been combined with WhiteWave Foods to create the WhiteWave-Morningstar reporting segment, with $2.4 billion in 2007 net sales, reporting to Joe Scalzo. Morningstar results were previously reported as part of the Dairy Group reporting segment.
     The newly created DSD Dairy segment, under the leadership of Harrald Kroeker, primarily consists of the Company’s conventional fluid milk, ice cream, creamers and other dairy, juice, and tea operations. These products are generally shorter-shelf life products that are produced in local facilities and distributed through the Company’s national refrigerated direct store delivery (DSD) system. The DSD Dairy segment had full year net sales of $9.4 billion in 2007.
     The Company expects this realignment to allow WhiteWave and Morningstar to leverage the combined operational, selling systems and research and development expertise across this larger base of longer-shelf life, warehouse delivered business over time. For the DSD Dairy business, there is now increased focus on lowering costs and continuing to deliver consistently superior customer service in its high velocity, direct to customer business model. Recast historical financial information reflecting the change in reporting segments is included as an attachment to this press release.
Summary of Dean Foods First Quarter 2008 Segment and Operating Results
(in millions, except EPS)

	Value	% Change from Q107
DSD Dairy:
Fluid Milk Volume	N/A	-1.2%
Operating Income	$130.9	-15%
WhiteWave — Morningstar:
Net Sales	$618.5	17%
Operating Income	$45.4	1%
Consolidated Adjusted Operating Income:	$138.3	-14%
Interest Expense:	$83.8	61%
Adjusted Diluted Earnings per Share:	$0.23	-54%

DEAN FOODS CONSOLIDATED
     Net sales for the first quarter totaled $3.1 billion, an increase of 17% from net sales in the first quarter of 2007. Net sales increase in the quarter was due to the pass-through of higher dairy commodity costs and strong sales growth at WhiteWave-Morningstar.
     Consolidated operating income in the first quarter totaled $136.1 million, a decrease of 12% from $154.2 million in the first quarter of 2007. Adjusted first quarter consolidated operating income totaled $138.3 million, a decrease of 14% from $159.9 million in the first quarter of 2007.
DSD DAIRY
     DSD Dairy net sales for the first quarter were $2.5 billion, a 17% increase from $2.1 billion in net sales for the first quarter of 2007. The sales increase was due primarily to the pass-through of higher overall dairy commodity costs to customers. The first quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $19.12 per hundred-weight, a 39% increase from the same period in 2007 and 9% lower than the fourth quarter of 2007. Class II butterfat prices averaged $1.34 per pound in the first quarter, flat with the same period a year ago and 6% lower than the fourth quarter of 2007.
     DSD Dairy segment operating income in the first quarter was $130.9 million, compared to $153.7 million in the first quarter of 2007, as the impact of the pass-through of high dairy commodity costs and other items such as shrink, lower proceeds from excess cream sales, higher fuel costs and consumer mix shift toward private label products continued to pressure results. Additionally, first quarter 2007 results for the DSD Dairy segment include approximately $12 million of one-time benefits not included in the 2008 period.
WHITEWAVE — MORNINGSTAR
     The WhiteWave-Morningstar segment reported first quarter net sales of $618.5 million, 17% higher than first quarter 2007 net sales of $529.7 million. Sales growth was strong across the Morningstar business, as well as the entire branded portfolio with net sales of Horizon Organic® milk increasing nearly 30% due to continued strong volume growth that was driven by increased promotional activity and lower average prices versus the year ago period. Strong category growth and market share performance led to International Delight® and Silk® net sales increases in the low double-digits and Land O’Lakes® sales grew in the high single-digits over the same period last year.
     Segment operating income in the first quarter for WhiteWave-Morningstar was $45.4 million, compared to $45.2 million in the first quarter of 2007. Segment operating margins were 7.3%, compared to 8.5% in the first quarter of 2007, due to the lower contribution from Horizon Organic as a result of increased brand spending and lower overall gross profit margins.
CORPORATE EXPENSE
     Corporate and other expenses totaled $38.0 million, compared to $38.9 million in the first quarter of 2007. The decrease in the quarter was driven by on-going cost controls in base general and administrative costs offset by continued investments in support of the Company’s strategic initiatives.
CASH FLOW
     Net cash provided by continuing operations for the first quarter of 2008 totaled $158 million, compared to $138 million for the first quarter of 2007. The increase in net cash provided by continuing operations is due primarily to decreased working capital requirement, offset by higher year over year interest expense and lower operating results. Also in the first quarter, the company raised approximately $400 million through a stock offering totaling 18.7 million shares.
     Capital expenditures for the first quarter of 2008 totaled $45 million, compared to $52 million for the first quarter of 2007.
     In the first quarter, debt outstanding decreased by $460 million. Total debt at March 31, 2008, net of $41 million in cash on hand, was approximately $4.8 billion. The Company’s funded debt to EBITDA ratio, as defined in its credit agreements, declined to 5.56x as of the end of the first quarter.
FORWARD OUTLOOK
     “It’s clear that our results this year will largely be driven by the commodity markets, which remain highly unsettled and inflationary,” continued Mr. Engles. “Longer term, we expect our transformational efforts to increasingly drive our results.”
     “For the second quarter, the conventional commodity markets remain volatile,” commented Jack Callahan, Chief Financial Officer. “Furthermore, the organic milk market is shifting rapidly from a state of oversupply to one of undersupply. Given the current instability in these markets, balanced against the momentum in the business coming off of a strong first quarter, we currently expect adjusted earnings per share for the second quarter in a range of $0.26 to $0.31 per share.”
     “For the full year 2008, we have relatively greater confidence today compared to the start of the year,” However, we believe it is too early to reassess our full year guidance given the dynamic volatility in the commodity markets. Therefore, we are maintaining our full year outlook for adjusted earnings per share of at least $1.20, and we will revisit this guidance in conjunction with our second quarter earnings report.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three month periods ended March 31, 2008 and 2007 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended March 31, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing reorganization and other nonrecurring charges:
•	$2.2 million charge ($1.3 million net of income tax) related to the realignment of the Dairy Group’s finance and accounting organization, the closure of our Denver, CO manufacturing facility and other previously announced facility closings; and

•	$0.6 million charge ($0.3 million net of income tax) related to non-recurring special cash dividend costs.
     For the quarter ended March 31, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	a $3.4 million charge ($2.1 million net of income tax) related to previously announced facility closings;

•	a $2.4 million charge ($1.5 million net of income tax) related to the realignment of our Dairy Group’s finance organization; and

•	a $0.4 million charge ( $0.2 million net of income tax) related to non-recurring special cash dividend costs.

CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company site at www.deanfoods.com/investors. There will be a slide presentation along with the webcast.
ABOUT DEAN FOODS
     Dean Foods Company is the largest processor and distributor of milk and other dairy products in the United States. The Company sells milk and a full range of other dairy products under more than 50 well-known local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods division produces a variety of nationally-branded dairy and dairy-related products, such as Horizon Organic ® dairy products, Silk ® soymilk, and International Delight ® coffee creamers. WhiteWave Foods’ Rachel’s Organic ® brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)

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DEAN FOODS COMPANY
Condensed Consolidated Income Statements
Three months ended March 31, 2008 and 2007
(Unaudited)
(dollars in thousands, except per share data)

	2008	2007
Net sales	$3,076,960	$2,629,749
Cost of sales	2,388,386	1,942,474

Gross profit	688,574	687,275

Operating costs and expenses	550,255	527,347
Facility closings, reorganizations and other costs	2,215	5,775

Operating income	136,104	154,153

Interest expense	83,832	52,241
Other (income) expense	619	300

Income from continuing operations before income taxes	51,653	101,612

Income taxes	20,881	38,409

Income from continuing operations	30,772	63,203
Income (loss) from discontinued operations, net of tax	—	617

Net income	$30,772	$63,820

Basic earnings per share:
Income from continuing operations	$0.22	$0.49
Income (loss) from discontinued operations	—	0.01

Net income	$0.22	$0.50

Basic average common shares (000’s)	137,883	128,890

Diluted earnings per share:
Income from continuing operations	$0.21	$0.47
Income (loss) from discontinued operations	—	—

Net income	$0.21	$0.47

Diluted average common shares (000’s)	143,289	134,521

DEAN FOODS COMPANY
Segment Information
Three months ended March 31, 2008 and 2007
(Unaudited)
(dollars in thousands)

	2008	2007
Net sales:
DSD Dairy	$2,458,476	$2,100,066
WhiteWave-Morningstar	618,484	529,683

Total	$3,076,960	$2,629,749

Segment operating income (loss):
DSD Dairy	$130,908	$153,650
WhiteWave-Morningstar	45,392	45,178
Corporate / Other	(37,981)	(38,900)

Subtotal	138,319	159,928
Facility closings, reorganizations and other costs	(2,215)	(5,775)

Total operating income	$136,104	$154,153

DEAN FOODS COMPANY
Recast Historical Segment Information (1)
Fiscal Years ended December 31, 2005, 2006, and 2007
(Unaudited)
(dollars in thousands)

	2007
	Quarter ended
	March 31	June 30	Sept 30	Dec 31	Total	2006	2005
Net sales:
DSD Dairy	$2,100,066	$2,252,786	$2,498,634	$2,559,616	$9,411,102	$8,030,637	$8,194,208
WhiteWave-Morningstar	529,683	590,859	618,162	672,097	2,410,801	2,067,918	1,980,510

Total	$2,629,749	$2,843,645	$3,116,796	$3,231,713	$11,821,903	$10,098,555	$10,174,718

Segment operating income (loss):
DSD Dairy	$153,650	$141,154	$116,543	$126,616	$537,963	$610,223	$577,269
WhiteWave-Morningstar	45,178	55,824	43,062	60,887	204,951	207,140	179,724
Corporate / Other	(38,900)	(39,541)	(36,483)	(38,284)	(153,208)	(141,552)	(141,447)

Subtotal	159,928	157,437	123,122	149,219	589,706	675,811	615,546
Facility closings, reorganizations and other costs	(5,775)	(3,800)	(19,816)	(6,718)	(36,109)	(25,116)	(35,451)

Total operating income	$154,153	$153,637	$103,306	$142,501	$553,597	$650,695	$580,095

(1)	The historical segment information has been recast to reflect the change in reporting segments. The change in presentation had no impact on consolidated net sales or operating income.

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands)

	March 31,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$40,976	$32,555
Other current assets	1,440,803	1,499,429

Total current assets	1,481,779	1,531,984

Property, plant & equipment	1,807,868	1,798,378

Intangibles & other assets	3,724,434	3,702,994

Total Assets	$7,014,081	$7,033,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$960,153	$907,270

Total long-term debt, including current portion	4,812,379	5,272,351

Other long-term liabilities	805,053	802,468

Stockholders’ equity:
Common stock	1,515	1,322
Additional paid-in capital	483,976	70,214
Retained earnings	98,305	67,533
Other comprehensive income (loss)	(147,300)	(87,802)

Total stockholders’ equity	436,496	51,267

Total Liabilities and Stockholders’ Equity	$7,014,081	$7,033,356

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2008 and 2007
(Unaudited)
(dollars in thousands)

	2008	2007
Operating Activities
Net income	$30,772	$63,820
(Income) loss from discontinued operations	—	(617)
Depreciation and amortization	59,379	57,343
Deferred income taxes	26,709	—
Share-based compensation	8,491	8,303
Write-down of impaired assets	649	4,760
Changes in current assets and liabilities	32,604	3,730
Other	(343)	669

Net cash provided by continuing operations	158,261	138,008
Net cash used in discontinued operations	—	—

Net cash provided by operating activities	158,261	138,008

Investing Activities
Additions to property, plant and equipment	(44,759)	(51,781)
Cash outflows for acquisitions	(51,800)	(125,839)
Proceeds from divestitures	—	10,706
Proceeds from sale of fixed assets	2,550	1,550

Net cash used in continuing operations	(94,009)	(165,364)
Net cash used in discontinued operations	—	—

Net cash used in investing activities	(94,009)	(165,364)

Financing Activities
Repayment of debt	(8,995)	(61,075)
Net proceeds from (payments for) revolver and receivables-backed facility	(452,300)	71,400
Issuance of common stock, net	405,464	18,026
Tax savings on share-based compensation	—	5,819

Net cash provided (used) by continuing operations	(55,831)	34,170
Net cash provided by discontinued operations	—	—

Net cash provided (used) by financing activities	(55,831)	34,170

Increase in cash and cash equivalents	8,421	6,814
Beginning cash balance	32,555	31,140

Ending cash balance	$40,976	$37,954

Computation of Free Cash Flow Provided by Operations
Three months ended March 31, 2008 and 2007
(dollars in thousands)

	2008	2007
Net cash provided by continuing operations	$158,261	$138,008
Additions to property, plant and equipment	(44,759)	(51,781)

Free cash flow provided by operations	$113,502	$86,227

DEAN FOODS COMPANY
Reconciliation of Non-GAAP Financial Measures
Three months ended March 31, 2008 and 2007
(Unaudited)
(dollars in thousands, except per share data)

	2008	2007
Reconciliation of GAAP to adjusted operating income from continuing operations

GAAP operating income from continuing operations	$136,104	$154,153

Adjustment:
Facility closings, reorganizations and other costs	2,215	5,775

Adjusted operating income from continuing operations	$138,319	$159,928

Reconciliation of GAAP to adjusted net income from continuing operations

GAAP net income from continuing operations	$30,772	$63,203

Adjustments, net of tax:
Facility closings, reorganizations and other costs	1,320	3,592
Debt refinancing and special dividend costs	340	235

Adjusted net income from continuing operations	$32,432	$67,030

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share from continuing operations	$0.21	$0.47

Adjustments, net of tax	0.02	0.03

Adjusted diluted earnings per share	$0.23	$0.50